Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of July 15, 2005, is by and between Real Estate School Online Inc., a Florida corporation (“RESO”) and Perry Johannesburg, an individual residing in the State of Florida (“Executive”).

WHEREAS, CGI Holding Corporation is a publicly traded Nevada corporation having its headquarters in the State of Illinois (“CGI”) and RESO is a wholly-owned subsidiary of CGI; and

WHEREAS, RESO desires to employ Executive, and Executive desires to accept such employment, pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Employment.  RESO hereby employs Executive, and Executive accepts such employment, in accordance with the terms and conditions hereinafter set forth.

2.                                       Duties.  Executive shall be employed as President of RESO, at its principal offices in Miami, Florida, or at other offices designated by RESO, subject to such travel as the rendering of services hereunder may require, and Executive shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board of Directors of RESO (the “Board”) in connection with the conduct of RESO’s businesses (the “Business”). Executive will report directly to the President of CGI and the Chief Operating Officer of CGI. The duties of Executive shall be those that are customarily performed by a president of the same or similar title in a company with similar revenues, together with such duties that may from time to time be requested provided such additional duties are reasonably related to the scope of employment of Executive.

3.                                       Extent of Services.  Executive shall devote his entire time and best efforts to the Business and shall not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity; provided, however, that the provisions of this Section 3 and Section 7 shall not be construed as preventing Executive from (i) engaging in a reasonable level of charitable activities nor investing his personal assets in businesses which do not compete with CGI, RESO or the Business, in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of a passive investor, and (ii) teaching real estate courses and operating a real estate brokerage and maintaining a real estate broker’s and a travel agent’s license, but only to the extent that Executive engaged in such activities prior to the date of this Agreement.

4.                                       Compensation.  For all services rendered by Executive under this Agreement, RESO shall pay Executive for the period from and after the date of this Agreement through the three year anniversary of the date of this Agreement, an annual base compensation in an amount equal to two hundred fifty thousand dollars ($250,000). Any raises or bonuses paid to Executive during the term of his employment shall be solely within the discretion of the Board. Executive shall be paid in accordance with the customary payroll practices of RESO, subject to such deductions and withholdings as may be required by law or agreed to by Executive. During the term of his employment, Executive shall be generally entitled to participate in benefit plans or programs which are generally made available to Vice Presidents of CGI’s WebSourced, Inc. subsidiary (“WebSourced”), subject to all of the rules, regulations, terms and conditions applicable thereto.  A general summary of WebSourced’s generally available Vice President’s benefits as currently in effect is attached hereto as Attachment A. RESO shall have the right at any time to put into place arrangements pursuant to which some or all of Executive’s compensation and/or benefits set forth above shall be provided to Executive by or through CGI or other companies affiliated with CGI and RESO (rather than directly by RESO), and Executive shall fully cooperate with such arrangements and shall promptly sign such documents and take all such other actions as shall be deemed necessary by the legal counsel for RESO in order to facilitate such arrangements, provided that such arrangements shall not in any event reduce any of the compensation, benefits and perks to which Executive is entitled under this Agreement as of the signing hereof.

5.                                       Term.  This Agreement shall commence on the date first set forth above and shall continue until the three year anniversary of the date hereof, unless earlier terminated in accordance with Section 6 of this Agreement.

6.                                       Termination of Employment.

(a)                                  Death or Disability of Executive.  The employment of Executive under this Agreement shall terminate upon his death or, at the option of RESO, if Executive shall be prevented from fully performing his duties hereunder as a result of his disability or illness for a continuous period of one hundred eighty (180) days, and Executive shall only be entitled to be paid vacation pay and base salary earned or accrued through the date of termination, and no severance payment shall be due or payable to Executive in such event.

(b)                                 By Relocation.  In the event that Executive’s duties require relocation to another geographic location more than 20 miles from his current geographic location, and Executive declines to accept such transfer to such other geographic location and a suitable position cannot be arranged at Executive’s current location (in Executive’s sole discretion), then Executive’s employment hereunder shall be deemed terminated without cause effective ninety (90) days after the notice to Executive of the request for relocation, and Executive shall be entitled to be paid vacation pay and base salary earned or accrued through the date of termination, the severance payment provided by Section 6(e) shall be due and payable to Executive in such event, and this shall not affect Executive’s right to receive any compensation or consideration under any other agreement with RESO or CGI.

(c)                                  Termination “For Cause”.  RESO shall have the right to terminate the employment of Executive under this Agreement “For Cause,” as such term is defined below, at any time without further liability or obligations to Executive, excepting only that Executive shall be entitled to be paid vacation pay and base salary earned or accrued through the date of termination, and no severance payment shall be due or payable to Executive in such event. For purposes of this Agreement, “For Cause” shall refer to any of the following events as determined in the judgment of the Board: (1) Executive’s repeated gross neglect of or negligence in the performance of his duties; (2) Executive’s failure or refusal to follow instructions given to him by the Board or the CGI Board; (3) Executive’s repeated violation of any provision of CGI’s or RESO’s Bylaws or of their other stated policies, standards, or regulations; (4) Executive being investigated, indicted, convicted or plea bargaining in regard to any criminal offense, other than minor traffic violations, based on Executive’s conduct occurring during the term of this Agreement; or (5) Executive’s violation or breach of any material term, covenant or condition contained in this Agreement.

(d)                                 Accrued Salary.  In the event that RESO or Executive terminates this Agreement for any reason whatsoever, Executive shall be paid (less all applicable deductions) all earned and accrued base compensation due to Executive for services rendered up to the date of termination.

(e)                                  Severance Payment.  Except in the case of termination pursuant to Section 6(a) (death or disability of Executive), or Section 6(c) (For Cause), in the event that RESO terminates this Agreement Executive shall be paid on the date of termination a severance amount equal to all amounts of his annual base compensation, less all applicable deductions, that would have become due and owing to Executive through the three year anniversary of the date of this Agreement, as if Executive’s employment with RESO had not been terminated prior thereto.

7.                                       Non-Competition and Non-Solicitation.

(a)                                  Executive’s acknowledges that the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary and intellectual character, and the provisions of this Section 7 are reasonable and necessary to protect RESO’s business.

(b)                                 In consideration of the foregoing acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by RESO, Executive covenants that he will not, during the term of this Agreement and for a period of one (1) year thereafter, directly or indirectly:

(1)                                  except in the course of his employment hereunder, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, any business whose products or services compete in whole or in part with the products or services of RESO or CGI; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(2)                                  whether for Executive’s own account or for the account of any other person, solicit business of the same or similar type of business then being carried on by RESO or CGI, from any person or entity known by Executive to be a customer of RESO or CGI, whether or not Executive had personal contact with such person or entity during and by reason of Executive’s employment with RESO;

(3)                                  whether for Executive’s own account or the account of any other person (i) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of RESO or CGI at any time during the term of this Agreement or in any manner induce or attempt to induce any employee of RESO or CGI to terminate his employment with RESO or CGI, or (ii) interfere with RESO’s or CGI’s relationship with any person or entity, including any person or entity who at any time during the term of this Agreement was an employee, contractor, supplier or customer of RESO or CGI; or

(4)                                  at any time during or after the term of this Agreement, disparage RESO, CGI or any subsidiary of CGI, or any of their respective shareholders, directors, officers, employees or agents.

(c)                                  If any covenant of this Section 7 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary and not against public policy, will be effective, binding and enforceable against Executive.

(d)                                 Executive acknowledges and agrees that should Executive transfer between or among RESO and any of its affiliated companies including, without limitation, any parent, subsidiary or other corporately related entity (a “RESO Affiliate”) wherever situated, or otherwise become employed by any RESO Affiliate, or should he be promoted or reassigned to functions other than the duties set forth in this Agreement, or should Executive’s compensation and benefit package change (either higher or lower), the terms of this Section 7 shall continue to apply with full force.

(e)                                  In the event Executive’s employment is terminated by RESO other than pursuant to Section 6(a) or Section 6(c), Executive may, in his sole discretion, elect to waive any severance payment which may otherwise be due and owing to Executive pursuant to Section 6(e) above in exchange for RESO’s agreement that the restrictions of Section 7(b)(1) shall be deemed null and void and unenforceable against Executive and RESO shall not attempt to enforce the same.

(f)                                    Executive agrees and acknowledges that RESO does not have an adequate remedy at law for the breach or threatened breach by Executive of this Section 7 and agrees that RESO may, in addition to the other remedies which may be available to it under this Agreement, file suit in equity to enjoin Executive from such breach or threatened breach.

8.                                       Certain Representations.  Executive acknowledges that as a publicly traded company functioning under the recently enacted Sarbanes-Oxley Act, CGI and its subsidiaries including RESO are subject to close scrutiny regarding their activities, internal financial controls, and public comments and disclosures. To appropriately protect CGI and its subsidiaries including RESO, Executive expressly acknowledges and agrees as follows:

(a)                                  Executive’s employment by RESO shall be full-time employment. Except as expressly provided herein, during the period of such employment by RESO, Executive shall not have, provide or perform any work, advice, assistance, consultation, analysis, input, participation, or interest whatsoever (including but not limited to any financial interest, direct or indirect, legal or beneficial) in or for the benefit of any corporation, partnership, joint venture, limited liability company, sole proprietorship, or any other entity whatsoever, whether for-profit or non-profit and regardless of whether or not such entity competes against the Business, excepting volunteer activities for local churches or schools and passive real estate investments or investments in publicly traded stocks provided that such volunteer activities and investments do not interfere with the performance of Executive’s work for RESO.

(b)                                 During and following any termination of Executive’s employment by RESO for any reason and under any circumstances whatsoever:

(1)                                  Executive shall refrain from making any public or private disclosures regarding RESO, CGI, any subsidiary of CGI or their respective officers, directors, employees or shareholders, except disclosures of such information as may have been publicly disclosed by CGI or its subsidiaries including RESO from time to time in press releases or in filings with the U.S. Securities and Exchange Commission, and except as may be required by applicable law or court order; and

(2)                                  Executive shall refrain from making public or private disparaging remarks regarding the Business, RESO, CGI, any subsidiary of CGI or their respective officers, directors, employees or shareholders, or CGI’s common stock.

(c)                                  Executive further represents, warrants and covenants as follows:

(1)                                  that Executive is not subject to any contract, non-compete agreement, decree or injunction which prohibits or restricts his performance of the duties set forth herein with RESO, the continued operation of RESO’s business or the expansion thereof to other geographical areas, customers and suppliers or lines of business; and

(2)                                  That no claims or lawsuits are pending at the time of this Agreement against Executive or any corporation or other entity wherein he was or is an officer or director.

(d)                                 If during the period of his employment by RESO, Executive violates this Section 8 or any of the representations, warranties and covenants made by Executive in this Section 8 prove to be false, then following discovery of the violation or falsehood, Executive shall immediately pay and turn over to RESO any and all software, software programs, other work product, copyrights, domain names, contract rights, accounts receivable, cash, stock, options, warrants, membership interests, other interests, salary, bonuses, royalties, commissions, fees and any and all other assets, consideration and compensation of any nature whatsoever which has been obtained by Executive or any of his immediate family members or affiliates (directly or indirectly, legally or beneficially) in regard to such violation.

9.                                       Nondisclosure of Proprietary Information.  Executive shall not, either during or after his employment with RESO, disclose to anyone outside RESO or use other than for the purpose of the Business, any Proprietary Information or any information received in confidence by RESO from any third party. For purposes of this Agreement, “Proprietary Information” is information and data, whether in oral, written, graphic, or machine-readable form relating to RESO’s past, present and future businesses, including, but not limited to, computer programs, routines, source code, object code, data, information, documentation, know-how, technology, designs, procedures, formulas, discoveries, inventions, trade secrets, improvements, concepts, ideas, product plans, research and development, personnel information, financial information, customer lists and marketing programs and including, without limitation, all documents marked as confidential or proprietary and/or containing such information, which RESO has acquired or developed and which has not been made publicly available by RESO.

10.                                 Return of Documents.  Upon the termination of Executive’s employment with RESO or upon the earlier request of RESO, Executive shall return to RESO all materials belonging to RESO, including all materials containing or relating to any Proprietary Information in any written or tangible form that Executive may have in his possession or control.

11.                                 Ownership of Work Product.  Executive hereby assigns to RESO his entire right, title and interest in all “Developments”.  “Developments” means any idea, invention, design of a useful article (whether the design is ornamental or otherwise), computer program including source code and object code and related documentation, and any other work of authorship, or audio/visual work, written, made or conceived solely or jointly by Executive during Executive’s employment with RESO, whether or not patentable, subject to copyright or susceptible to other forms of protection that relate to the actual or anticipated businesses or research or development of RESO, or are suggested by or result from any task assigned to Executive or work performed by Executive for or on behalf of RESO. Executive acknowledges that the copyrights in Developments created by him in the scope of his employment belong to RESO by operation of the law, or may belong to a customer of RESO pursuant to a contract between RESO and such customer. In connection with any of the Developments assigned above, Executive agrees to promptly disclose them to RESO, and Executive agrees, on the request of RESO, to promptly execute separate written assignments to RESO and to do all things reasonably necessary to enable RESO to secure patents, register copyrights or obtain any other forms of protection for Developments in the United States and in other countries. In the event RESO is unable, after reasonable effort, to secure Executive’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints RESO and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon, with the same legal force and effect as if executed by Executive. RESO, its subsidiaries, licensees, successors and assigns (direct or indirect), are not required to designate Executive as the inventor or author of any Development, when such Development is distributed publicly or otherwise. Executive waives and releases, to the extent permitted by law, all of his rights to such designation and any rights concerning future modifications of such Developments.

12.                                 Possession of Other Materials.  Executive represents that he will not use in the performance of Executive’s responsibilities for RESO, any materials or documents of a former employer which are not generally available to the public or which did not belong to Executive, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and provided RESO with a copy thereof.

13.                                 Indemnification.  Executive agrees to indemnify, defend and hold harmless RESO, CGI, and each of their respective officers, directors, employees and shareholders from and against all liabilities, obligations, losses, expenses, costs (including attorneys fees), claims, deficiencies and damages incurred or suffered by RESO, CGI, and each of their respective officers, directors and shareholders, resulting from: (a) Executive’s breach of the terms of this Agreement, including but not limited to any breach of Executive’s representations, warranties and covenants, (b) Executive’s breach of any agreement with a third party restricting competition, intellectual property, confidential information or disclosure, (c) Executive’s grossly negligent acts, or (d) Executive’s improper willful acts, without any limitations or qualifications whatsoever, and as an express inducement to RESO and CGI to enter into this Agreement, Executive waives any and all arguments, grounds, facts, circumstances, reasons, basis, and defenses whatsoever, whether based in law or in equity, regarding the full force and effect and legally binding nature of this Agreement of Executive to indemnify and hold harmless RESO, CGI, and each of their respective officers, directors, employees and shareholders, as aforesaid. This indemnification provision shall survive any termination of Executive’s employment relationship with RESO.

14.                                 Assignment.  This Agreement may not be assigned by Executive under any circumstances. This Agreement may be assigned by RESO, or to any successor of RESO in connection with a merger, consolidation, or sale of all or substantially all of the assets of RESO or CGI, so long as such assignee assumes all of RESO’ obligations hereunder.

15.                                 Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, to the following address:

To Executive:	Mr. Perry Johannesburg
P.O. Box 630504
Miami, Florida 33163

To RESO:	c/o WebSourced, Inc.
Attention: President
300 Perimeter Park Drive, Suite D
Morrisville, NC 27560

With a copy to:	CGI Holding Corporation
Attention: Chief Executive Officer
5 Revere Drive, Suite 510
Northbrook, IL 60062

or to such other address as either Executive, RESO or CGI may give to the other from time to time by written notice in the manner set forth above.

16.                                 Waiver of Breach.  Any waiver by RESO or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

17.                                 Choice of Law, Jury Waiver.  This Agreement shall be deemed to have been made in the State of Illinois, and shall take effect as an instrument under seal within Illinois.  The validity, interpretation and performance of this Agreement, and any and all other matters relating to Executive’s employment and separation of employment from RESO shall be governed by, and construed in accordance with the internal law of Illinois, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim (jointly “Action”) relating to (i) Executive’s employment and separation of his employment, and (ii) the terms and provisions of this Agreement or to its breach, shall be commenced in Illinois in a court of competent jurisdiction. Both parties further acknowledge that venue shall exclusively lie in Illinois and that material witnesses and documents would be located in Illinois. Both parties further agree that any Action shall be tried by a Judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

18.                                 Entire Agreement.  This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior or contemporary agreements or understandings, whether written or oral with respect thereto.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or of any other provision in the Agreement.

19.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

EXECUTIVE:	REAL ESTATE SCHOOL ONLINE INC.

	By:	/s/ Scott P. Mitchell
/s/ Perry Johannesburg		Scott P. Mitchell
Perry Johannesburg	Title:	Secretary

Attachment “A”

Summary of WebSourced’s Vice Presidents’ Benefits as of June, 2005

1.                                       Medical insurance where a PPO or HMO plan is offered

2.                                       Dental and vision insurance

3.                                       Fifteen (15) vacation days per year

4.                                       Ten (10) paid holidays per year

5.                                       Company paid supplemental policies including Accident, Personal Recovery, Disability and Cancer insurance

6.                                       Short Term Disability coverage

7.                                       Company paid Long Term Disability

8.                                       Company paid executive life insurance plan with a death benefit of five times their annual salary up to a maximum of $500,000.00